Exhibit 21.1

Subsidiaries of Denali SPAC Holdco, Inc.

As of August 31, 2023

Name of Subsidiary	Jurisdiction of Formation
Denali SPAC Merger Sub, Inc.	Delaware

Longevity Merger Sub, Inc.	Delaware